--------------------------------------------------------------------------------

                                   SEITEL NEWS

--------------------------------------------------------------------------------


CONTACT: Russell J. Hoffman, Vice President Corporate Communications
         (203) 629-0633

         Debra D. Valice, Chief Financial Officer
         (713) 881-8900

                                                           FOR IMMEDIATE RELEASE



        SEITEL RAISES $138 MILLION IN A PRIVATE PLACEMENT OF SENIOR NOTES

Highlights
----------
o Despite weak commodity prices, Seitel raised $138 million in a private placement of three series of senior notes with institutional investors.

o The three series of senior notes are unsecured, with an average interest rate of 7.29%.

o Use of proceeds will be to repay existing bank credit lines and capital expenditures.

HOUSTON, TX, February 16, 1999 -- Seitel, Inc. (NYSE: SEI), a leading seismic-technology company, announced today that it had raised $138 million in a private placement of three series of senior notes with institutional investors. The three series of senior notes are unsecured. The first series, totaling $43 million, matures on February 15, 2009 with no amortization. The second series, totaling $20 million, matures on February 15, 2004 with no amortization. The third series, totaling $75 million, matures on February 15, 2009 with annual principal payments of $12.5 million commencing February 15, 2004. The average interest rate of the three series of senior notes is 7.29%. The net proceeds of the offering, approximately $136.5 million, will be used by the company to repay existing bank credit lines and for capital expenditures.

The new senior notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client ("group shoot") projects. It also selectively participates in oil and natural gas exploration and development programs with over 100 petroleum-industry partners.

                                     # # # #



Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. These risk factors are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.


50 Briar Hollow Lane West            NYSE:SEI                (713)881-8900
Houston, TX 77027                                            (713)881-8901 (Fax)